Exhibit 99.1

For Immediate Release
Investor Contact: Chris Meyers	Media Contact: Meredith Gremel
Executive Vice President & CFO	Vice President Corporate Affairs and Communications
(616) 878-8023	(616) 878-2830

SpartanNash Appoints Tammy Hurley Chief Accounting Officer

GRAND RAPIDS, MICHIGAN – August 26, 2016 – SpartanNash (Nasdaq: SPTN) announced today that Tammy Hurley, SpartanNash Vice President, Finance has been named Chief Accounting Officer. The Board of Directors approved this appointment at its quarterly meeting.

Ms. Hurley joined SpartanNash in 2001 as Controller, and was promoted in 2002 to Director of Finance. Since then she has held finance roles of increasing responsibility and broadened her responsibilities to include Business Segment Accounting and Corporate Financial Reporting, Analysis and Taxes. Ms. Hurley was named Vice President, Finance in 2015.

“Tammy’s career at SpartanNash has been one of continuous growth and added responsibilities. She has demonstrated outstanding performance in all assignments and grown substantially in her leadership capabilities,” commented Dennis Eidson, SpartanNash’s President and Chief Executive Officer. “With the depth and breadth of her experience, we are most fortunate to have Tammy overseeing our finance group. She is well respected by our executive team, co-workers, and customers; and she is an integral member of the finance team lead by Chris Meyers, Executive Vice President, Chief Financial Officer.”

Ms. Hurley is a Certified Public Accountant and her professional associations include the American Institute of Certified Public Accountants, Michigan Association of Certified Public Accountants and Hugh Michael Beahan Foundation, Past Treasurer of the Board of Trustees.

About SpartanNash

SpartanNash (SPTN) is a Fortune 400 company and the leading distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and Company-owned retail stores located in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Sun Mart.

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